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Exhibit 5.1

[Letterhead of Hogan & Hartson L.L.P.]

March 11, 2002

Board of Directors
The Titan Corporation
3033 Science Park Road
San Diego, CA 92121-1199

Ladies and Gentlemen:

        We are acting as special counsel to The Titan Corporation, a Delaware corporation (the "Company"), in connection with the filing of the Company's Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission relating to the offer and sale from time to time of up to 13,396,452 shares (together with the Rights (as defined below), the "Shares") of the Company's common stock, par value $.01 per share, and the associated preferred share purchase rights (the "Rights") to be issued pursuant to the Rights Agreement (as defined below). Of such Shares, (i) a total of 5,500,000 may be issued from time to time in accordance with the terms and subject to the conditions of the Company's 2002 Employee and Director Stock Option and Incentive Plan (the "Option Plan"), (ii) a total of 2,500,000 may be issued from time to time in accordance with the terms and subject to the conditions of the Company's 2002 Employee Stock Purchase Plan (the "ESPP" and, together with the Option Plan, the "Titan Plans") and (iii) a total of 5,396,452 may be issued from time to time in accordance with the terms and subject to the conditions of the Titan Defense Systems Corporation 1997 Stock Option Plan and the Titan Technologies and Information Systems Corporation 1998 Stock Option Plan, as assumed by the Company (collectively, the "TSC Plans" and together with the Titan Plans, the "Plans") pursuant to the acquisition by merger of Titan Systems Corporation, a Delaware corporation, on September 25, 2002 (the "Merger"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

        For purposes of this opinion letter, we have examined copies of the following documents:

  1.
  An executed copy of the Registration Statement.

  2.
  A copy of each of the Plans, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

  3.
  A copy of the Certificate of Ownership and Merger merging Titan Systems Corporation with and into the Company, as certified by the Secretary of State of the State of Delaware on September 25, 2002.

  4.
  The Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

  5.
  The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

  6.
  An executed copy of the Rights Agreement, dated as of August 21, 1995 (the 'Rights Agreement'), between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent").

  7.
  Resolutions of the Board of Directors of the Company adopted at meetings held on March 1, 2002, April 11, 2002 and September 24, 2002, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating, among other things, to the authorization of the Merger pursuant to the terms and conditions approved at a meeting of the Board of Directors of the Company held on September 24, 2002 (the "Merger Terms"), the adoption of the Titan Plans, the assumption of the TSC Plans, the issuance and sale of the Shares and arrangements in connection therewith.

  8.
  A certificate of the inspector of election attesting that at the Company's annual meeting of stockholders held on May 16, 2002, the Company's stockholders approved the adoption of the Titan Plans.

  9.
  Resolutions of the Board of Directors of the Company adopted at a meeting held on August 17, 1995, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to and authorizing, among other things, the Rights Agreement and arrangements in connection therewith.

        In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We have assumed that (A) the Rights Agent has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Rights Agreement, (B) the Rights Agent has duly authorized, executed and delivered the Rights Agreement, (C) the Rights Agent is validly existing and in good standing in all necessary jurisdictions, (D) the Rights Agreement constitutes a valid and binding obligation, enforceable against the Rights Agent in accordance with its terms, (E) there has been no mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution or delivery of the Rights Agreement, and (F) the Rights will be issued in accordance with the Rights Agreement. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

        This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

        Based upon, subject to and limited by the foregoing, we are of the opinion that, when issued in accordance with the terms of the Plans, the Merger Terms (solely with respect to the Shares issued in accordance with the terms of the TSC Plans) and the agreements evidencing the grants of the options, the Shares will be validly issued, fully paid and non-assessable.

        The opinion set forth above, insofar as it relates to the Rights, is limited to the valid issuance of the Rights under the Delaware General Corporation Law.

        This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ HOGAN & HARTSON L.L.P.
HOGAN & HARTSON L.L.P.

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  Exhibit 5.1